Exhibit 6.1

Obligor File Name: Newsmax Media, Inc., a Delaware Corporation

Loan Account #

Officer Name:

Amount $9,000,000.00

Dated as of October 8, 2023

MASTER NOTE

This Note (as modified from time to time, the “Note”) has been executed by Newsmax Media, Inc., a corporation organized under the law of the State of Delaware (“Borrower”), with Borrower’s principal residence or office at _______________________. If more than one party executes this Note, “Borrower” refers to each of them individually and some or all of them collectively, and their obligations hereunder shall be joint and several. If any party comprising “Borrower” is a trustee(s), “Trust Agreement” means the governing trust agreement and/or instruments governing the trust, as modified from time to time, and all related documents and instruments, and “Borrower” also refers to the trustee(s) in its capacity as such and the trust individually and collectively. Various capitalized terms have the meanings set forth in the Section entitled “DEFINITIONS.”

1.  REVOLVING UNCOMMITTED LINE OF CREDIT LOANS.

(a)  FOR VALUE RECEIVED, on or before October 2, 2024 (the “Scheduled Maturity Date”), Borrower promises to pay to the order of THE NORTHERN TRUST COMPANY, an Illinois banking corporation (hereafter, together with any subsequent holder hereof, called “Lender”), at its banking office at ________________________, or at such other place as Lender may direct, the aggregate unpaid principal balance of each advance (together with portions thereof outstanding from time to time hereunder, as applicable, each a “Loan” and collectively the “Loans”) made by Lender to Borrower hereunder. The total principal amount of Loans outstanding at any one time hereunder shall not exceed NINE MILLION AND 00/100 UNITED STATES DOLLARS ($9,000,000.00). Subject to the other terms and conditions hereof, including Lender’s right to decline to make any Loan as provided in (b) of this Section, Borrower may borrow, repay and reborrow hereunder until the Scheduled Maturity Date. Lender has no obligation to refinance this Note.

(b)  By its acceptance of this Note, Lender shall be deemed to have agreed to make available to Borrower an uncommitted revolving line of credit. Borrower may request one or more Loans hereunder from time to time until the Scheduled Maturity Date, provided, however, that the making of any Loan hereunder shall remain in the sole and absolute discretion of Lender and Lender shall have no obligation whatsoever to make any Loan or otherwise to extend credit to Borrower hereunder. Lender shall have no obligation to give Borrower or any other person or entity notice of the existence of any Event of Default or Unmatured Event of Default or of any decision not to make any Loan or otherwise extend credit to Borrower hereunder.

(c)  Without limiting any other rights of Lender under this Note or any Related Document, including Lender’s right to determine, in its sole and absolute discretion, whether to make any Loan to Borrower hereunder, Lender may request that Borrower furnish to Lender certified copies of Constituent Documents, resolutions, legal opinions, and other documents and information in such form as Lender may request. Borrower’s satisfaction of any such request shall not require Lender to make any Loan and any failure by Lender to request (or any delay in requesting) such documents and information from Borrower shall not be construed as a waiver of any of Lender’s rights under this Note, any Related Document or applicable law.

2.  DEFINITIONS.

(a)  As used in this Note the following terms shall have the indicated meanings:

“Affiliate” means any entity (other than a Subsidiary) which, directly or indirectly is in control of, is controlled by, or is under common control with the Borrower. For purposes of this definition, “control” means the power, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management of such entity whether through the exercise of voting power, by contract or otherwise.

“Anti-Terrorism Law” means any law relating to terrorism or money-laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Constituent Documents” means the articles or certificate of incorporation, by-laws, partnership agreement, certificate of limited partnership, limited liability company operating agreement, limited liability company articles of organization or certificate of formation, trust agreement, and all other documents and instruments pertaining to the formation and ongoing existence of any person or entity which is not a natural person.

“Credit Support Party” means any person, or any persons severally, who now or hereafter guarantees payment or collection of all or any part of this Note or provides any collateral for this Note.

“Dollar” and “$” means lawful money of the United States of America, unless otherwise specified.

“Event of Default” – see Section entitled “EVENTS OF DEFAULT.”

“Executive Order No. 13224” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.

“Lender Affiliate” means Northern Trust Corporation or any direct or indirect subsidiary of Northern Trust Corporation (other than Lender itself).

The term “margin stock” shall have the same meaning herein as in Federal Reserve Board Regulation U, or any successor regulation, as and if modified from time to time. The verbs “purchase” and “carry” when used with respect to margin stock shall have the same meaning as in such Regulation or successor and applicable authorities thereunder.

The term “person” means any individual, corporation, company, limited liability company, voluntary association, partnership, trust, estate, unincorporated organization, other entity, or government (or any agency, instrumentality, or political subdivision thereof).

“Prohibited Person” means: (i) a person that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (iii) a person with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a person who commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or at any replacement website or at any other official publication of such list; and (vi) a person who is affiliated with a person described in clauses (i)- (v) above.

“Related Document(s)” means this Note as well as any note, agreement, guaranty, Swap Agreement, or other document or instrument previously, now or hereafter delivered to Lender in connection with this Note.

“Related Party(ies)” means any Credit Support Party, any Subsidiary, and, in addition: (i) as to any Borrower which is a natural person, trusts for the benefit of Borrower; and (ii) as to any Borrower which is not a natural person, to the extent applicable, any general or limited partner, controlling shareholder, joint venturer, member or manager, of Borrower.

“Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust, or other legal entity of which Borrower owns directly or indirectly 50% or more of the outstanding voting stock or interest, or of which Borrower has effective control, by contract or otherwise.

“Swap Agreement” means any agreement, document or instrument executed or delivered by Borrower or any Credit Support Party pertaining to any Swap Obligation.

“Swap Obligation” means, with respect to Borrower or any Credit Support Party, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section l(a)(47) of the Commodity Exchange Act, as amended from time to time, if entered into with Lender or any Lender Affiliate.

“Unmatured Event of Default” means any event or condition that would become an Event of Default with notice or the passage of time or both.

“USA Patriot Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 200 l” (Public Law 107-56, signed into law on October 26, 2001), as amended from time to time.

(b)  As used in this Note, unless otherwise specified: the term “including” means “including without limitation;” the term “days” means “calendar days”; and terms such as “herein,” “hereof’ and words of similar import refer to this Note as a whole. Unless otherwise defined herein or the context requires othe1wise, all terms (including those not capitalized) that are defined in the Uniform Commercial Code of Florida shall have the same meanings herein as in such Code, as such Code may be amended from time to time (the “UCC”); however, no amendment to the UCC after the date hereof shall limit any rights of Lender hereunder or in connection herewith. Unless the context requires otherwise, wherever used herein the singular shall include the plural and vice versa, and the use of one gender shall also denote the others. Captions herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof; references herein to sections or provisions without reference to the document in which they are contained are references to this Note.

3.  INTEREST; PAYMENTS & PREPAYMENTS.

(a)  Borrower agrees to pay interest on the unpaid principal amount from time to time outstanding hereunder, subject to the terms and conditions hereof, at a rate per year equal to the “Prime-Based Rate,” defined as the greater of (i) one percent (1.000%) or (ii) the Prime Rate minus seventy five hundredths percent (-0.750%).

(b)  For purposes hereof:

“Banking Day” means a day on which Lender is generally open for banking business at its main office in Chicago, Illinois.

“Index Floor” means a per annum rate of interest equal to zero percent (0%).

“Prime Rate” means the rate announced from time to time by Lender called its prime rate, which may not at any time be the lowest rate charged by Lender, provided that if such prime rate shall be less than the Index Floor, such rate shall be deemed to be the Index Floor for the purposes of this Note. Changes in the rate of interest resulting from a change in the Prime Rate shall take effect on the date set forth in each announcement of a change in the Prime Rate. Subject to the other terms and conditions hereof, the Prime-Based Rate is subject to change on a daily basis.

(c)  Notwithstanding any other provision of this Section, if an Event of Default has occurred and is continuing, Borrower agrees to pay interest on the Loans outstanding at a rate per year equal to two percent (2%) in addition to the rate otherwise applicable under this Note.

(d)  If Borrower wishes to borrow funds, it shall, at or before 11:00 A.M. Chicago time on the day such borrowing is to take effect (which day must be a Banking Day), give Lender written or telephonic notice thereof, which shall be irrevocable. Borrowings requested after such time may not be available until the next Banking Day.

(e)  Borrower agrees to pay accrued interest monthly on the 2nd day of each month, beginning with the first of such dates to occur after the date of the first Loan, at maturity of this Note, and upon payment in full, whichever is earlier or more frequent. After maturity, whether by acceleration or otherwise, interest shall be payable upon demand.

(f) All payments of principal and interest shall be made net of any taxes, costs, fees, losses and expenses incurred or charged by Lender resulting from having principal outstanding hereunder at the Prime-Based Rate, including:

(i) Taxes (or the withholding of amounts for taxes) of any nature whatsoever including income, excise, and interest equalization taxes (other than income taxes imposed by the United States or any State thereof on the income of Lender), as well as all levies, imposts, duties, or fees whether now in existence or resulting from a change in, or promulgation of, any treaty, statute, regulation, interpretation thereof, or any directive, guideline, or otherwise, by a central bank or fiscal authority (whether or not having the force of law) or a change in the basis of, or time of payment of, such taxes and other amounts resulting therefrom;

(ii) Any reserve or special deposit requirements against assets or liabilities of, or deposits with or for the account of, Lender with respect to principal outstanding at the Prime-Based Rate (including those imposed under Regulation D of the Federal Reserve Board) or resulting from a change in, or the promulgation of, such requirements by treaty, statute, regulation, interpretation thereof, or any directive, guideline, or otherwise by a central bank or fiscal authority (whether or not having the force of law); and

(iii) Any other costs resulting from compliance with treaties, statutes, regulations, interpretations, or any directives or guidelines, or otherwise by a central bank or fiscal authority (whether or not having the force of law).

If Lender incurs or charges any such taxes, costs, fees, losses and expenses, Borrower, upon demand in writing specifying the amounts thereof, shall promptly pay them; save for manifest error Lender’s specification shall be presumptively deemed correct.

(g)  Borrower may from time to time prepay this Note in whole or in part without breakage fee, premium or penalty.

(h)  Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days, including the date a Loan is made and excluding the date a Loan (or any portion thereof, if applicable) is paid or prepaid. Calculating interest on the basis of a year other than a calendar year may result in a higher effective interest rate than any numeric rate stated in or determined pursuant to this Note.

(i) Lender is hereby authorized by Borrower at any time and from time to time at Lender’s sole option to attach a schedule (grid) to this Note and to endorse thereon notations with respect to each Loan specifying the date and principal amount thereof, the applicable interest rates, the date and amount of each payment of principal and interest made by Borrower with respect to each Loan, and other relevant details. Lender’s endorsements as well as its records relating to the Loans shall be rebuttably presumptive evidence of the outstanding principal, interest and other relevant details, and, in the event of inconsistency, shall prevail over any records of Borrower and any written confirmations of Loans given by Borrower.

(j) If any payment of principal or interest to be made pursuant to this Note, other than a prepayment or a payment due on the maturity date of this Note, shall fall due on a day that is not a Banking Day, payment shall be made on the next succeeding Banking Day, except that, if such next succeeding Banking Day would fall in the next calendar month, such payment shall be made on the immediately preceding Banking Day. Any extension or contraction of time shall be reflected in computing interest or fees, as the case may be.

(k)  Notwithstanding the foregoing or any other provision hereof or of any Related Document, in no event shall the interest rate under this Nate exceed the maximum interest rate allowed under applicable law.

4.  CROSS-REFERENCES.

(a)  This Note amends, restates, and replaces in its entirety the note dated October 13, 2022, in the amount of $9,000,000.00. All collateral and guaranties given for such prior note shall secure or guarantee this Note. All amounts and (if applicable) Interest Periods outstanding under such previous note shall be deemed automatically outstanding hereunder.

(b)  This Note is secured without limitation as provided in the following and all related documents, in each case as amended, modified, renewed, restated or replaced from time to time:

Pledge Agreement dated as of October 13, 2022, in favor of Lender.

(c)  Florida Documentary Stamp Taxes with respect to the prior indebtedness has been paid in the amount of $2,450.00. Documentary Stamp Cap Indemnification Agreement in file.

5.  USE OF PROCEEDS. Borrower agrees not to use proceeds of Loans directly or indirectly to purchase or carry margin stock unless both: (a) Lender has consented thereto; and (b) if the Loans are secured directly or indirectly by margin stock, Borrower has indicated such in an FR U- 1 statement furnished to Lender.

Borrower represents and warrants that the proceeds of this Note will be used solely for business purposes, and not for personal, family or household use, within the meaning of Federal Truth-in-Lending and similar state laws and regulations.

6.  REPRESENTATIONS AND WARRANTIES.

(a)  Borrower represents and warrants to, and agrees in favor of, Lender that:

(i)  (A) If Borrower is an organization (including a trust that is a registered organization), then Borrower is an entity of the type, and is organized under the laws of the jurisdiction, specified in the preamble hereto. Borrower’s name as shown in the preamble hereto is the full exact name that appears in Borrower’s organizational documents. If Borrower is a registered organization, Borrower’s name as shown in the preamble hereto is as shown on the public organic record most recently filed with or issued or enacted by Borrower’s jurisdiction of organization which purports to state, amend, or restate Borrower’s name. If Borrower is an organization but not a registered organization, if it has only one place of business that place of business is at Borrower’s address indicated in the preamble hereto, but if it has more than one place of business, its chief executive office is at such address.

(B) If Borrower is a trust which is not itself a registered organization, then: (1) if the Trust Agreement specifies a name for the trust, Borrower’s name as shown in the preamble hereto is the name so specified; (2) Borrower has provided the name of its settlor(s) or testator(s) to Lender; and (3) if Borrower has only one place of business, that place of business is at Borrower’s address indicated in the preamble hereto, but if it has more than one place of business, its chief executive office is at such address.

(C) If Borrower is a natural person, then:

(1)	Borrower’s principal ·residence is located at the address shown in the preamble hereto; and

(2)	i. if Borrower has a driver’s license or alternative identification that has not expired and that was issued by the state of Borrower’s principal residence, Borrower’s name shown in the preamble hereto is exactly the same as shown on that driver’s license or alternative identification card; or

ii.  if Borrower does not have a driver’s license or alternative identification card that has not expired and that was issued by the state of Borrower’s principal residence, then: (x) Borrower’s first given name and surname are as shown in the preamble hereto; and (y) if Borrower obtains a driver’s license or alternative identification card from the state of Borrower’s principal residence, then Borrower shall, within thirty (30) days of the issuance of such driver’s license or alternative identification card, provide Lender with a true and accurate copy of such driver’s license or alternative identification card, showing Borrower’s name and address, the state of issuance and the expiration date thereof; and

(3)	in any event, Borrower shall provide Lender notice within thirty (30) days of the happening of each of the following events:

i. Borrower’s principal residence has changed;

ii. the name of Borrower on Borrower’s driver’s license or alternative identification card has changed in any manner, no matter how small;

iii. Borrower’s driver’s license or alternative identification has been surrendered, suspended, changed or terminated in any manner, no matter how small or for how short a time;

iv. Borrower’s driver’s license or alternative identification card has expired; or

v.  Borrower has changed his or her first given name or surname, whether as a result of marriage, divorce, legal proceeding or otherwise.

(D) The representations and warranties made by Borrower in (A)-(C) of this (i), as applicable, would have been accurate at all times during the five years and six months prior to the date hereof except as and if Borrower has specifically notified Lender in writing prior to Borrower’s execution of this Note.

(ii) Borrower (if Borrower is not a natural person) and any Subsidiary are validly existing and in good standing under the laws of their state of organization or formation, and are duly qualified, in good standing and authorized to do business in each jurisdiction where failure to do so would reasonably be expected to have a material adverse impact on the assets, condition or prospects of Borrower.

(iii) The execution, delivery and performance of this Note and all Related Documents: are within Borrower’s powers and have been authorized by all necessary action required by law and (unless Borrower is a natural person) Borrower’s Constituent Documents; have received any and all necessary governmental approval; and do not and will not contravene or conflict with any provision of law, any Constituent Document or any agreement affecting Borrower or its property. This Note and all Related Documents are enforceable against Borrower and/or the applicable Related Parties in accord with their terms, except to the extent, if any, that such enforceability may be limited by equitable principles, whether applied in a court of law or equity, or by bankruptcy, insolvency and other laws affecting creditors’ rights generally.

(iv) There has been no material adverse change in the business, financial condition, properties, assets, operations or prospects of Borrower or any Related Party since the date of the latest financial statements or other documentation provided by or on behalf of Borrower or any Related Party to Lender.

(v)  Borrower has filed or caused to be filed all foreign, federal, state, and local tax returns that are required to be filed, and has paid or has caused to be paid all of its taxes, including any taxes shown on such returns or on any assessment received by it, to the extent that such taxes have become due.

(vi) The execution, delivery and performance of this Note and all Related Documents are in Borrower’s best interest in its current and future operations and will materially benefit Borrower. Borrower has received adequate, fair and valuable consideration, and at least reasonably equivalent value, to enter into and perform this Note and all Related Documents. Borrower’s assets at fair valuation exceed the sum of Borrower’s debts. Borrower is able to pay its debts as they become due. Borrower does not have unreasonably small capital with which to conduct its business.

(vii) This sub-subsection applies if and only if “Borrower” consists of two or more persons. Each person comprising “Borrower” acknowledges that by acting together to borrow on a combined joint and several basis, each Borrower is able to and does obtain a larger amount of credit, better terms and conditions and at a lower cost of funds than would otherwise be available to each Borrower individually. Each Borrower acknowledges that it thereby receives fair, reasonable and equivalent value for the joint and several obligations undertaken under this Note. Each Borrower’s obligations hereunder shall not be subject to any setoff, defense or counterclaim that is or would be available at law or in equity to a guarantor, surety or accommodation party, all of which setoffs, defenses or counterclaims each Borrower hereby expressly waives. Each party comprising Borrower shall be jointly and severally liable hereunder and under the Related Documents regardless of whether such Borrower has received the proceeds of any Loan or has benefited from any Loan.

(b)  The request or application for any(the) Loan shall be a representation and warranty by Borrower as of the date of such request or application that: (i) no Event of Default or Unmatured Event of Default has occurred and is continuing as of such date; and (ii) Borrower’s representations and warranties herein and in any Related Document are true and correct as of such date as though made on such date.

7.  EVENTS OF DEFAULT. Each of the following shall constitute an “Event of Default”:

(a)  (i) failure to pay, when and as due, any principal, interest or other amounts payable hereunder or under any Related Document; (ii) failure by any Affiliate to pay, when and as due, any principal, interest or other amounts payable under any note or instrument issued by Affiliate to Lender in connection with a loan from Lender to such Affiliate; (iii) failure to comply with or perform any agreement or covenant of Borrower or any Related Party contained herein or in any Related Document, which failure does not otherwise constitute an Event of Default, subject to any applicable notice, grace or cure period; or (iv) if Borrower or any Related Party is a natural person, failure to furnish or cause to be furnished to Lender when and as requested by Lender, but not more often than once every twelve months, fully completed personal financial statements of Borrower or such Related Party on Lender’s then-standard form together with such supporting information pertaining to creditworthiness of Borrower or such Related Party as Lender may reasonably request; or

(b)  any default, event of default, or similar event shall occur or continue under any Related Document or under any note, agreement, guaranty, Swap Agreement or other instrument delivered by any Affiliate to Lender in connection with a loan from Lender to such Affiliate, and shall continue beyond any applicable notice, grace or cure period set forth in such Related Document; or

(c)  there shall occur any default or event of default, any similar event, any event that requires the prepayment of borrowed money or permits the acceleration of the maturity thereof, or any event or condition that might become any of the foregoing with notice or the passage of time or both, under the terms of any evidence of indebtedness or other agreement issued or assumed or entered into by Borrower or any Related Party, or under the terms of any document or instrument under which any such evidence of indebtedness or other agreement is issued, assumed, secured, or guaranteed, and such event shall continue beyond any applicable notice, grace or cure period; or

(d)  any representation, warranty, certificate, financial statement, report, notice, or other writing furnished by or on behalf of Borrower or any Related Party to Lender is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified; or

(e)  this Note or any Related Document, including any guaranty of or pledge of collateral security for this Note, shall be repudiated or shall become unenforceable or incapable of performance in accord with its terms; or

(f)   Borrower or any Related Party (in each case if not a natural person) shall fail to maintain their existence in good standing in their state of organization or formation or shall fail to be duly qualified, in good standing and authorized to do business in each jurisdiction where failure to do so would reasonably be expected to have a material adverse impact on the assets, condition or prospects of Borrower or any Related Party; or

(g)  Borrower or any Related Party shall die, be declared legally incompetent, dissolve, liquidate, merge, consolidate, or cease to be in existence for any reason; or, if Borrower is a partnership or joint venture, any general or limited partner or joint venturer of Borrower shall withdraw from Borrower, or any general partner shall become a limited partner; or the trust under the Trust Agreement shall terminate in whole or in part or be the subject of a distribution of other than income but, in the case of a distribution, only if such distribution would otherwise cause an Event of Default or Unmatured Event of Default to occur; or

(h)  except for a successor trustee under the Trust Agreement, any person or entity presently not in control of a Borrower or Related Party which is not a natural person shall obtain control directly or indirectly of such a Borrower or Related Party, whether by purchase or gift of stock or assets, by contract, or otherwise; or

(i) any proceeding Gudicial or administrative) shall be commenced against Borrower or any Related Party, or with respect to any of their assets, which would reasonably be expected to have a material and adverse effect on the ability of Borrower to repay this Note; or a judgment or settlement shall be entered or agreed to in any such proceeding which would reasonably be expected to have a material and adverse effect on the ability of Borrower to repay this Note; or any garnishment, summons, writ of attachment, citation, levy or the like is issued against or served upon Lender for the attachment of any property of Borrower or any Related Party in Lender’s possession or control; or

(j)  Lender shall not have a perfected security interest in any collateral for this Note, of first-priority, and enforceable in accord with the applicable Related Documents; or any notice of a federal tax lien against Borrower or any Related Party shall be filed with any public recorder; or

(k)  there shall be any material loss or depreciation in the value of any collateral for this Note for any reason (except that the preceding part of this subsection shall not apply if Borrower and any Related Party are in compliance with any “Minimum Liquidity Balance” or other specific borrowing base or like requirement under all Related Documents); or Lender shall otherwise reasonably deem itself insecure; or, unless expressly permitted by this Note or the Related Documents, all or any part of any such collateral or any direct, indirect, legal, equitable or beneficial interest therein is assigned, transferred or sold without Lender’s prior written consent; or

(l) any bankruptcy, insolvency, reorganization, arrangement, readjustment, liquidation, dissolution, or similar proceeding, domestic or foreign, is instituted by or against Borrower or any Related Party, and, if instituted against Borrower or any Related Party, shall not be dismissed or vacated within sixty (60) days after the filing or other institution thereof; or

(m) Borrower or any Related Party shall become insolvent, generally shall fail or be unable to pay its debts as they mature, shall admit in writing its inability to pay its debts as they mature, shall make a general assignment for the benefit of its creditors, shall enter into any composition or similar agreement, or shall suspend the transaction of all or a substantial portion of its usual business.

8.  DEFAULT REMEDIES.

(a)  Upon the occurrence of any Event of Default specified in (a)-(k) of the Section entitled “EVENTS OF DEFAULT,” Lender at its option may declare this Note (principal, interest and other amounts) immediately due and payable without notice or demand of any kind, ALL OF WHICH ARE HEREBY EXPRESSLY WAIVED BY BORROWER (except as and if otherwise specifically set forth herein), whereupon the entire unpaid principal balance of this Note, all interest accrued thereon, and any other amounts payable hereunder shall thereupon at once mature and become due and payable. Upon the occurrence of any Event of Default specified in (1)-(m) of the Section entitled “EVENTS OF DEFAULT,” this Note (principal, interest and other amounts) shall be immediately and automatically due and payable without notice, demand or other action of any kind, ALL OF WHICH ARE HEREBY EXPRESSLY WAIVED BY BORROWER. Upon the occurrence of any Event of Default, Lender may exercise any rights and remedies under this Note or any Related Document (including any Related Document pertaining to collateral), and at law or in equity. The time of payment of this Note is also subject to acceleration if an Event of Default occurs.

(b)  Lender may, by written notice to Borrower, at any time and from time to time, waive any Event of Default or Unmatured Event of Default which shall be for such period and subject to such conditions as shall be specified in any such notice. In the case of any such waiver, Lender and Borrower shall be restored to their former position and rights hereunder, and any Event of Default or Unmatured Event of Default so waived shall be deemed to be cured and not continuing; but no such waiver shall extend to or impair any subsequent or other Event of Default or Unmatured Event of Default. No failure to exercise, and no delay in exercising, on the part of Lender of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of Lender herein provided are cumulative and not exclusive of any rights or remedies provided by law.

(c)  Except as and if otherwise specifically set forth herein, Borrower irrevocably waives presentment, protest, notice of protest, notice of intent to accelerate, notice of acceleration, demand, diligence, grace, notice of dishonor or default, notice of nonpayment, notice of acceptance, notice of any loans made, extensions granted or other action taken in reliance hereon, and all other demands and notices of any kind in connection with this Note.

9.  NO INTEREST OVER LEGAL RATE. It is the intent of Lender and Borrower in the execution of this Note and all other instruments now or hereafter securing this Note to contract in strict compliance with applicable usury law. In furtherance thereof, Lender and Borrower stipulate and agree that none of the terms and provisions contained in this Note, or in any other instrument executed in connection herewith, shall ever be construed to create a contract to pay for the use, forbearance or detention of money, interest at a rate in excess of the maximum interest rate permitted to be charged by applicable law; that neither the undersigned nor any guarantors, endorsers or other parties now or hereafter becoming liable for payment of this Note shall ever be obligated or required to pay interest on this Note at a rate in excess of the maximum interest that may be lawfully charged under applicable law; and that the provisions of this paragraph shall control over all other provisions of this Note and any other instruments now or hereafter executed in connection herewith which may be in apparent conflict herewith. The holder of this Note expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of this Note is accelerated. If the maturity of this Note shall be accelerated for any reason or if the principal of this Note is paid prior to the end of the term of this Note, and as a result thereof the interest received for the actual period of existence of the Loans evidenced by this Note exceeds the applicable maximum lawful rate, the holder of this Note shall, at its option, either refund to the undersigned the amount of such excess or credit the amount of such excess against the principal balance of this Note then outstanding and thereby shall render inapplicable any and all penalties of any kind provided by applicable law as a result of such excess interest. In the event that Lender or any other holder of this Note shall contract for, charge or receive any amount or amounts and/or any other thing of value which are determined to constitute interest which would increase the effective interest rate on this Note to a rate in excess of that permitted to be charged by applicable law, an amount equal to interest in excess of the lawful rate shall, upon such determination, at the option of the holder of this Note, be either immediately returned to the undersigned or credited against the principal balance of this Note then outstanding, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. By execution of this Note Borrower acknowledges that it believes the Loans evidenced by this Note to be non-usurious and agrees that if, at any time, Borrower should have reason to believe that any such Loan is in fact usurious, it will give the holder of this Note notice of such condition and the undersigned agrees that said holder shall have ninety (90) days in which to make appropriate refund or other adjustment in order to correct such condition if in fact such exists. The term “applicable law” as used in this Note shall mean the laws of the State of Florida or the laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.

10.  PAYMENTS, ETC. All payments hereunder shall be made in immediately available funds, and shall be applied first to accrued interest and then to principal; however, if an Event of Default occurs, Lender may, in its sole discretion, and in such order as it may choose, apply any payment to interest, principal and/or lawful charges and expenses then accrued. Borrower shall receive immediate credit on payments received during Lender’s normal banking hours if made in cash, immediately available funds, or by debit to available balances in an account at Lender; otherwise payments shall be credited after clearance through normal banking channels. Borrower authorizes Lender to charge any account of Borrower maintained with Lender for any amounts of principal, interest, taxes, duties, or other charges or amounts due or payable hereunder or under any Related Document, with the amount of such payment subject in Lender’s discretion to availability of collected balances. Unless Borrower instructs otherwise, all Loans shall be credited to an account(s) of Borrower with Lender. All payments shall be made without deduction for or on account of any present or future taxes, duties or other charges levied or imposed on this Note, the proceeds, Lender, Borrower or any Related Party by any government or political subdivision thereof. Borrower shall upon request of Lender pay all such taxes, duties or other charges in addition to principal and interest, including all documentary stamp and intangible taxes, but excluding income taxes based solely on Lender’s income.

11.  SETOFF. If an Event of Default has occurred and is continuing, then, to the maximum extent permitted by law, any account, deposit or other indebtedness owing by Lender to Borrower, and any securities or other property of Borrower delivered to or left in the possession of Lender or any affiliate or subsidiary of Lender, or its or their nominee or bailee, may (at any time and without notice of any kind) be set off against and applied in payment of any obligation hereunder or under any Related Document.

12.  NOTICES. Except as and if otherwise provided herein, all notices, requests and demands to or upon the respective parties hereto shall be in writing and shall be deemed to have been given or made five business days after a record has been deposited in the mail, postage prepaid, or one business day after a record has been deposited with a recognized overnight courier, charges prepaid or to be billed to the sender, or on the day of delivery if delivered manually with receipt acknowledged, in each case addressed or delivered:

a. if to Lender to _________________________; and

b. if to Borrower to its address indicated in the preamble hereto,

or to such other address as may be hereafter designated in writing by the respective parties hereto by a notice in accord with this Section. Notwithstanding the foregoing, unless otherwise provided herein to the contrary: Borrower may make requests for Loans (including directions to disburse Loan proceeds) and select among interest rate options (if this Note provides for more than one interest rate option) orally, by e-mail or such other means as Lender and Borrower may establish from time to time; and Lender may rely upon such requests and selections.

13.  MISCELLANEOUS. Except as and if otherwise specifically agreed in any Related Document, and only as to such Related Document, and to the extent, if any, that the UCC or other law provides for the application of the law of a different state, this Note and the Related Documents shall be: (i) governed by and construed in accordance with the internal law of the State of Florida; and (ii) deemed to have been executed in the State of Florida. This Note shall bind Borrower, its(his)(her) heirs, trustees (including successor and replacement trustees), executors, personal representatives, successors and assigns, and shall inure to the benefit of Lender, its successors and assigns, except that Borrower may not transfer or assign any rights or obligations hereunder without the prior written consent of Lender. If an Event of Default has occurred and is continuing, Borrower agrees to pay upon demand all expenses (including reasonable attorneys’ fees, legal costs and expenses, and time charges of attorneys who may be employees of Lender, in each case whether in or out of court, in original or appellate proceedings or in bankruptcy) incurred or paid by Lender in connection with the enforcement or preservation of its rights hereunder or under any Related Document. Time is of the essence in the performance of all obligations under this Note. This Note is, and is intended to take effect as, an instrument under seal. Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity without invalidating the remainder of such provision, the applicability of such provision in any other instance, or the remaining provisions of this Note. To the maximum extent permitted by applicable law, Lender is hereby authorized by Borrower without notice to Borrower to fill in any blank spaces and dates herein or in any Related Document to conform to the terms of the transaction and/or understanding evidenced hereby. This Note may not be amended, waived or terminated without the prior written consent of Lender, and shall remain in effect notwithstanding that at any particular time there shall be no amounts outstanding hereunder. This Note shall continue to be effective or be automatically reinstated, as the case may be, if at any time a payment made to Lender hereunder is rescinded or otherwise must be restored or returned by Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower, as though such payment had not been made. THIS NOTE AND THE RELATED DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AS TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

14.  NO PUNITIVE DAMAGES. NO PARTY HERETO MAY SEEK OR RECOVER PUNITIVE DAMAGES IN ANY PROCEEDING BROUGHT UNDER OR IN CONNECTION WITH TIDS NOTE OR ANY RELATED DOCUMENT. TIDS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE LOAN(S).

15.  TELEPHONIC INSTRUCTIONS; AUTHORIZATION TO RECORD PHONE CALLS. LENDER AT ITS OPTION MAY MAKE LOANS HEREUNDER UPON TELEPHONIC INSTRUCTIONS AND IN SO DOING SHALL BE FULLY ENTITLED TO RELY SOLELY UPON INSTRUCTIONS, INCLUDING INSTRUCTIONS TO MAKE TRANSFERS TO THIRD PARTIES, REASONABLY BELIEVED BY LENDER TO HAVE BEEN GIVEN BY AN AUTHORIZED PERSON, WITHOUT INDEPENDENT INQUIRY OF ANY TYPE FOR IT SELF AS WELL AS ANY RELATED PARTY AND ANY AGENT, DIRECTOR, EMPLOYEE, MANAGER, MEMBER, OFFICER, OR PARTNER OF BORROWER, AS APPLICABLE, BORROWER IRREVOCABLY CONSENTS TO LENDER’S RECORDING OF ANY TELEPHONE CONVERSATION PERTAINING TO LOANS UNDER THIS NOTE.

16.  ANTI-TERRORISM LAW.

(a)  By its acceptance of this Note as evidenced by its making of any Loan Lender hereby notifies Borrower and any Related Party that, pursuant to the requirements of the USA Patriot Act, Lender may be required to obtain, verify and record information that identifies Borrower and any Related Party, which information may include the name and address of Borrower and any Related Party and other information that will allow Lender to identify Borrower and any Related Party in accord with the USA Patriot Act. Borrower hereby agrees to take any action necessary to enable Lender to comply with the requirements of the USA Patriot Act.

(b)  Borrower covenants, represents and warrants as follows:

(i) Neither Borrower nor any Related Party is or, to the best of Borrower’s knowledge, will be in violation of any Anti-Terrorism Law.

(ii)  Neither Borrower nor any Related Party is or, to the best of Borrower’s knowledge, will be a Prohibited Person.

(iii) Neither Borrower nor any Related Party: (A) conducts any business or engages in any transaction or dealing with any Prohibited Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(iv) Neither Borrower nor any Related Party will engage in any of the activities described in (iii) of this subsection (b) in the future.

(v)  Borrower and each Related Party will ensure that the proceeds of the Loans are not used to violate any foreign asset control regulations of the U.S. Office of Foreign Assets Control (“OFAC”) or of any enabling statute or any Executive Order relating thereto.

(vi) Borrower will deliver to Lender any certification or other evidence requested from time to time by Lender in its sole reasonable discretion, confirming Borrower’s and any Related Party’s compliance with this Section.

(vii) Borrower has implemented procedures, and will consistently apply those procedures while this Note is in effect, to ensure that the representations and warranties in this Section remain true and correct while this Note is in effect.

17.  JURISDICTION AND VENUE. Except as and if otherwise specifically agreed in any Related Document, and only as to suits, actions or other proceedings pertaining to such Related Document, Borrower and (by its acceptance hereof) Lender:

(a)  agree irrevocably that all suits, actions or other proceedings with respect to, arising out of or in connection with this Note or any Related Document shall be subject to litigation in courts having situs within or jurisdiction over Palm Beach County, State of Florida;

(b)  consent and submit to the jurisdiction of any such court; and

(c)  waive any right to transfer or change the venue of any suit, action or other proceeding brought in accordance with this Section, or to claim that any such proceeding has been brought in an inconvenient forum.

18.  WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER AND (BY ITS ACCEPTANCE HEREOF) LENDER VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT THEY OR ANY OF THEM MAY HAVE TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG BORROWER AND LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE, ANY RELATED DOCUMENT, OR ANY RELATIONSHIP BETWEEN LENDER AND BORROWER.

To the extent applicable under any state law, Borrower executed this Note as of the date stated at the top of the first page, intending to create an instrument executed under seal.

BORROWER:

Newsmax Media, Inc., a Delaware Corporation

By:	/s/ Christopher Ruddy
Print Name:	Christopher Ruddy
Title:	CEO/Director